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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Forms S-8 Registration Nos. 333-34789, 333-80449, 333-87491 and 333-91507)
pertaining to the 1997 Stock Incentive Plan of AMETEK, Inc., the 1999 Stock Incentive Plan of AMETEK, Inc., the AMETEK Retirement and Savings Plan and AMETEK 401(k) Plan for Acquired Businesses, and to the AMETEK, Inc. Deferred Compensation Plan, respectively, and in the related Prospectuses, of our report dated January 22, 2001, with respect to the consolidated financial statements of AMETEK, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                          /s/ ERNST & YOUNG LLP

Philadelphia, PA
March 14, 2001

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